Exhibit 99.1

Garmin Reports EPS Growth in First Quarter 2014 with Strong Revenue and Margins

Schaffhausen, Switzerland / April 30, 2014/ Business Wire

Garmin Ltd. (Nasdaq: GRMN – News) today announced results for the fiscal year and quarter ended March 29, 2014.

Highlights in the quarter include:

•	Total revenue of $583 million in first quarter 2014 with outdoor, fitness, aviation and marine delivering 58% of total revenues and growing 22% over the year ago quarter
•	Gross and operating profit margins improved from the prior year quarter to 57% and 21%, respectively
•	Pro forma EPS growth of 38%, or $0.55 for first quarter 2014
•	Delivered vívofit™, our first fitness band, in the rapidly growing activity monitor category
•	Announced the G3X™ Touch for the experimental and light-sport aircraft markets with five OEM partners at launch

(in thousands,	13-Weeks Ended
except per share data)	Mar 29,	Mar 30,	Yr over Yr
	2014	2013	Change
Net sales	$583,221	$531,957	10%
Automotive/Mobile	242,952	252,589	-4%
Outdoor	83,985	76,165	10%
Aviation	95,994	80,470	19%
Fitness	100,288	72,437	38%
Marine	60,002	50,296	19%

Gross profit %	57%	52%

Operating profit %	21%	15%

Pro forma diluted EPS (1)	$0.55	$0.40	38%

(1) See attached table for reconciliation of GAAP EPS to pro forma diluted EPS

Executive Overview from Cliff Pemble, President and Chief Executive Officer:

“We have had a great start to 2014 with revenue, operating income and pro forma EPS growth; yet, we realize that we cannot be complacent,” said Cliff Pemble, president and chief executive officer (CEO) of Garmin Ltd.  “The markets that we serve are dynamic and competitive so we must capitalize on our strong portfolio of products in 2014 while also identifying new opportunities and innovations that will provide future growth potential.”

Outdoor:

The outdoor segment posted revenue growth of 10% in the quarter with all major categories contributing to growth. Gross and operating margins within the segment remained strong at 61% and 28%, respectively, in the quarter. We continued to build on our broad portfolio of outdoor products with the introduction of the fēnix™ 2 and the PRO series of dog collars in the quarter. The fēnix 2 builds off the success of its predecessor with the addition of advanced fitness training features and smartphone connectivity. The PRO series of dog collars takes proven Tri-Tronics® design and offers new functionality for the sport dog market. In addition, we launched advertising and sponsorships to support the VIRB™ action cameras. We are determined to win market share in the category with our innovative products and future enhancements.

Fitness:

The fitness segment posted revenue growth of 38% in the quarter with the Forerunner® 220 and 620 continuing to make strong contributions and a solid mid-quarter launch for vívofit. Both gross and operating margins improved to 64% and 33%, respectively, as mix shifted to new products and sales growth outpaced research and development and advertising growth. We are excited about the strong market reception for our new products and recognize that innovation and design are key to winning and retaining customers in the rapidly growing, but crowded, fitness and wellness markets. We bring years of experience to the market and we are committed to being the leader for both athletes and novices. With the athlete in mind, we introduced the Edge® 1000 recently. This high-end cycling computer combines our best-in-class features of legacy products with a large capacitive touch screen display, real-time competitive segment capabilities and smartphone connectivity.

Aviation:

The aviation segment posted revenue growth of 19% in the quarter with both OEM and aftermarket contributing to revenue improvement. The gross and operating margins in aviation were strong at 74% and 30%, respectively. During the quarter, we continued to enhance our portfolio of products with the addition of portable weather receivers, angle of attack technology and radar altimeter solutions. In addition, we announced the G3X Touch with five OEM partners offering the avionics solution in thirteen models, and we expanded our relationship with Cessna offering the G3000 in the updated CJ3+ and Alpine Edition CJ2+.

Marine:

The marine segment posted revenue growth of 19% as the year ago quarter was particularly weak and demand improved for our line-up of new products including autopilot solutions, chartplotters, and radars. Gross margins improved year-over-year to 52% in the quarter with product mix shifting toward new products with higher margin profiles. Operating margins improved significantly in the quarter with improved research and development efficiency following the delivery of many new products in the past year. There is much work ahead as we continue to innovate, gain market share and improve our profitability.

Auto/Mobile:

The automotive/mobile segment posted a revenue decline of 4% as PND sales continued to decline as we expected but were partially offset by amortization of previously deferred revenue and growing OEM revenues. Gross and operating margins in the quarter were 47% and 13%, respectively, representing an improvement over the prior year due to the amortization of high margin deferred revenue. Though PND volumes are expected to decline throughout 2014, we are pleased with our market share and profitability in the industry. In addition, many of our niche categories, like dash cams and RV units, are helping to offset the PND volume decline. Finally, the OEM market remains a key focus and area of investment that we believe will generate opportunities for future growth.

Additional Financial Information:

Total operating expenses in the quarter were $210 million, a 7% increase from the prior year. Research and development investment increased 10% driven by aviation, fitness and outdoor growth to support new product initiatives while marine and automotive/mobile declined. Advertising also increased 10% as we launched campaigns to support new products in outdoor and marine. Selling, general and administrative expense increased by 4% but declined as a percentage of sales in the quarter.

The effective tax rate in first quarter 2014 was 16.6% compared to 11.6%, on an adjusted basis, in the prior year due to the retroactive research and development credit recognized in first quarter 2013.

In the first quarter, we generated $56 million of free cash flow (see attached table for reconciliation of this non-GAAP measure) which is consistent with our expectations. We continued to return cash to shareholders with our quarterly dividend of approximately $88 million and our share repurchase activity which totaled $33 million in the current quarter. We have $208 million remaining in the share repurchase program authorized through December 31, 2014. We ended the quarter with cash and marketable securities of over $2.8 billion.

As announced in February, the Board will recommend to the shareholders for approval at the annual meeting to be held on June 6, 2014 a cash dividend in the amount of $1.92 per share (subject to possible adjustment based on the total amount of the dividend in Swiss Francs as approved at the annual meeting) payable in quarterly installments.

2014 Guidance:

While results in first quarter exceeded our expectations, it is historically the seasonally weakest quarter of the year and much of the year still lies in front of us. Due to these factors, we will update guidance following second quarter as has been our past practice.

Webcast Information/Forward-Looking Statements:

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, April 30, 2014 at 10:30 a.m. Eastern
Where:	http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
How:	Simply log on to the web at the address above or call to listen in at 800-274-0251

An archive of the live webcast will be available until June 25, 2014 on the Garmin website at www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business. Any statements regarding the Company’s estimated earnings and revenue for fiscal 2014, the Company’s expected segment revenue growth rate, margins, new products to be introduced in 2014 and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 28, 2013 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2013 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

Garmin, Tri-Tronics, Forerunner and Edge are registered trademarks and G3X, fēnix, VIRB and vivofit are trademarks of Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Investor Relations Contact:	Media Relations Contact:
Kerri Thurston	Ted Gartner
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended
	March 29,	March 30,
	2014	2013
Net sales	$583,221	$531,957

Cost of goods sold	252,387	255,824

Gross profit	330,834	276,133

Advertising expense	24,428	22,249
Selling, general and administrative expense	89,873	86,269
Research and development expense	96,164	87,689
Total operating expense	210,465	196,207

Operating income	120,369	79,926

Other income (expense):
Interest income	9,768	8,898
Foreign currency gains (losses)	12,814	(8,348)
Other	(484)	1,158
Total other income (expense)	22,098	1,708

Income before income taxes	142,467	81,634

Income tax provision (benefit):	23,649	(7,032)

Net income	$118,818	$88,666

Net income per share:
Basic	$0.61	$0.45
Diluted	$0.61	$0.45

Weighted average common
shares outstanding:
Basic	195,090	195,630
Diluted	195,860	196,457

Part I - Financial Information
Item I - Condensed Consolidated Financial Statements

Garmin Ltd. And Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share information)

	(Unaudited)
	March 29,	December 28,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$1,136,691	$1,179,149
Marketable securities	163,660	149,862
Accounts receivable, net	427,457	564,586
Inventories, net	442,025	382,226
Deferred income taxes	67,792	69,823
Deferred costs	52,009	57,368
Loan receivable	42,862	137,379
Prepaid expenses and other current assets	54,999	55,243
Total current assets	2,387,495	2,595,636

Property and equipment, net	417,164	414,848

Marketable securities	1,571,166	1,502,106
Restricted cash	246	249
Noncurrent deferred income tax	87,524	88,324
Noncurrent deferred costs	38,384	41,157
Other intangible assets, net	216,260	219,494
Other assets	20,675	17,789
Total assets	$4,738,914	$4,879,603

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$124,241	$146,582
Salaries and benefits payable	58,166	59,794
Accrued warranty costs	25,016	26,767
Accrued sales program costs	31,245	50,903
Deferred revenue	238,285	256,908
Accrued royalty costs	7,901	64,538
Accrued advertising expense	12,643	19,448
Other accrued expenses	73,911	65,657
Deferred income taxes	1,974	989
Income taxes payable	36,009	38,043
Dividend payable	87,717	175,675
Total current liabilities	697,108	905,304

Deferred income taxes	1,750	1,758
Non-current income taxes	141,723	140,933
Non-current deferred revenue	144,664	171,012
Other liabilities	1,299	890

Stockholders' equity:
Shares, CHF 10 par value, 208,077,418 shares authorized and issued;
194,773,186 shares outstanding at March 29, 2014
and 195,150,102 shares outstanding at December 28, 2013	1,797,435	1,797,435
Additional paid-in capital	80,837	79,263
Treasury stock	(145,609)	(120,620)
Retained earnings	1,984,405	1,865,587
Accumulated other comprehensive income	35,302	38,041
Total stockholders' equity	3,752,370	3,659,706
Total liabilities and stockholders' equity	$4,738,914	$4,879,603

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)
	13-Weeks Ended
	March 29,	March 30,
	2014	2013
Operating Activities:
Net income	$118,818	$88,666
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	11,672	12,619
Amortization	6,740	8,271
(Gain) loss on sale of property and equipment	(617)	36
Provision for doubtful accounts	(189)	727
Deferred income taxes	5,942	1,493
Unrealized foreign currency gains	(15,334)	(495)
Provision for obsolete and slow moving inventories	3,384	6,033
Stock compensation expense	6,325	5,438
Realized loss (gain) on marketable securities	1,544	(1,073)
Changes in operating assets and liabilities:
Accounts receivable	137,198	152,307
Inventories	(64,083)	(13,608)
Other current and non-current assets	(1,591)	(49,321)
Accounts payable	(20,411)	(18,377)
Other current and non-current liabilities	(80,011)	(100,784)
Deferred revenue	(45,290)	(23,329)
Deferred cost	8,129	4,813
Income taxes payable	(1,053)	(14,053)
Net cash provided by operating activities	71,173	59,363

Investing activities:
Purchases of property and equipment	(15,537)	(11,616)
Proceeds from sale of property and equipment	609	12
Purchase of intangible assets	(1,111)	(347)
Purchase of marketable securities	(298,695)	(258,604)
Redemption of marketable securities	223,786	270,925
Proceeds from repayment (advances) on loan receivable	94,507	(18,324)
Change in restricted cash	3	(1)
Net cash provided by (used in) investing activities	3,562	(17,955)

Financing activities:
Dividends paid	(87,853)	(175,956)
Purchase of treasury stock under share repurchase plan	(32,986)	-
Purchase of treasury stock related to equity awards	(58)	(62)
Proceeds from issuance of treasury stock related to equity awards	1,107	1,474
Tax benefit from issuance of equity awards	2,199	258
Net cash used in financing activities	(117,591)	(174,286)

Effect of exchange rate changes on cash and cash equivalents	398	(4,862)

Net decrease in cash and cash equivalents	(42,458)	(137,740)
Cash and cash equivalents at beginning of period	1,179,149	1,231,180
Cash and cash equivalents at end of period	$1,136,691	$1,093,440

Garmin Ltd. And Subsidiaries
Revenue, Gross Profit, and Operating Income by Segment (Unaudited)

	Reporting Segments
				Auto/
	Outdoor	Fitness	Marine	Mobile	Aviation	Total

13-Weeks Ended Mar 29, 2014

Net sales	$83,985	$100,288	$60,002	$242,952	$95,994	$583,221
Gross profit	$50,910	$64,085	$31,053	$113,791	$70,995	$330,834
Operating income	$23,683	$33,512	$3,810	$30,564	$28,800	$120,369

13-Weeks Ended Mar 30, 2013

Net sales	$76,165	$72,437	$50,296	$252,589	$80,470	$531,957
Gross profit	$44,475	$44,968	$23,347	$107,120	$56,223	$276,133
Operating income/(loss)	$21,588	$19,892	($2,440)	$20,032	$20,854	$79,926

Garmin Ltd. And Subsidiaries
Revenue by Geography (Unaudited)

	13-Weeks Ended
	Mar 29,	Mar 30,	Yr over Yr
	2014	2013	Change
Net sales	$583,221	$531,957	10%
Americas	304,808	285,813	7%
EMEA	220,603	190,775	16%
APAC	57,810	55,369	4%

EMEA - Europe, Middle East and Africa; APAC - Asia Pacific

Non-GAAP Financial Information

Pro Forma net income (earnings) per share

Management believes that net income per share before the impact of foreign currency translation gain or loss and income tax adjustments that materially impact the effective tax rate due to completion of tax audits and/or expiration of statutes is an important measure. The majority of the Company’s consolidated foreign currency gain or loss result from transactions involving the Euro, the British Pound Sterling and the Taiwan Dollar and from the exchange rate impact of the significant cash and marketable securities, receivables and payables held in U.S. dollars at the end of each reporting period by the Company’s various non-U.S. subsidiaries. Such gain or loss is required under GAAP because the functional currency of the subsidiaries differs from the currency in which various assets and liabilities are held. However, there is minimal cash impact from such foreign currency gain or loss. The Company’s income tax expense is periodically impacted by material reserve releases related to completion of audits and/or the expiration of statutes effecting prior periods. Thus, reported income tax expense is not reflective of the income tax expense that is incurred related to the current period earnings. The release of other uncertain tax position reserves, amounting to approximately $6 million in the first quarter of 2014, has not been included as pro forma adjustments in the following presentation of pro forma net income as such amounts have been considered immaterial, tend to be more recurring in nature and are comparable between periods. Accordingly, earnings per share before the impact of foreign currency translation gain or loss and income tax adjustments that materially impact the effective tax rate due to completion of tax audits and/or expiration of statutes permits a consistent comparison of the Company’s operating performance between periods.

Garmin Ltd. And Subsidiaries
Net income per share (Pro Forma)
(in thousands, except per share information)

	13-Weeks Ended
	Mar 29,	Mar 30,
	2014	2013

Net Income (GAAP)	$118,818	$88,666
Foreign currency (gain) / loss, net of tax effects	($10,687)	$7,377
Income tax benefit due to completion of tax audits
and/or expiration of statutes	-	($16,536)
Net income (Pro Forma)	$108,131	$79,507

Net income per share (GAAP):
Basic	$0.61	$0.45
Diluted	$0.61	$0.45

Net income per share (Pro Forma):
Basic	$0.55	$0.41
Diluted	$0.55	$0.40

Weighted average common shares outstanding:
Basic	195,090	195,630
Diluted	195,860	196,457

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow less capital expenditures for property and equipment.

Garmin Ltd. And Subsidiaries
Free Cash Flow
(in thousands)

	13-Weeks Ended
	Mar 29,	Mar 30,
	2014	2013

Net cash provided by operating activities	$71,173	$59,363
Less: purchases of property and equipment	($15,537)	($11,616)
Free Cash Flow	$55,636	$47,747